Filed Pursuant to Rule 424(b)(7)
                                                     Registration No. 333-140508



                       Prospectus Supplement to Prospectus
                                dated May 4, 2007

                             MEDIS TECHNOLOGIES LTD.

 5,750 Shares of 7.25% Series A Cumulative Convertible Perpetual Preferred Stock
                        1,996,528 Shares of Common Stock

                             -----------------------

     This prospectus supplement supplements and, as appropriate, amends the prospectus dated May 4, 2007, relating to the offer and resale, from time to time, of up to 5,750 shares of our 7.25% Series A Cumulative Convertible Perpetual Preferred Stock, and up to 1,996,528 shares of our common stock, which are issuable upon the conversion of the Series A preferred stock, by the Selling Stockholders identified in the prospectus and this prospectus supplement.

     This prospectus supplement should be read in conjunction with the prospectus dated May 4, 2007, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     This investment involves risks. You should refer to the discussion of risk factors beginning on page 16 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

          The date of this prospectus supplement is December 14, 2007.

     We  are  providing  this  prospectus   supplement  to  supplement  and,  as
appropriate, amend the table in the prospectus under the caption "Selling Stockholders" to include as Selling Stockholders those holders of our Series A preferred stock not previously identified as Selling Stockholders in the prospectus and to reflect a change in the number of shares of our Series A preferred stock and the related shares of our common stock underlying such shares of our Series A preferred stock owned by those holders that were previously identified as Selling Stockholders in the prospectus.



                           Ownership Before        Securities Offered by                    Ownership
                              Offering(1)            this Prospectus(1)                   After Offering
                        ---------------------     -----------------------     -------------------------------------
                        Series A                   Series A                    Series A                      % of
Name of Selling         Preferred     Common      Preferred       Common      Preferred                     Common
Stockholder               Stock      Stock(2)       Stock        Stock(2)       Stock      Common Stock      Stock
---------------         ---------    --------     ---------     ---------     ---------    ------------     -------

Context/TQA Global          500       173,611         500        173,611          --            --            --
Convertible Master
Fund, Ltd. (3)

Dresdner Bank AG, NY      1,000       347,222       1,000        347,222          --            --            --
PE of AG

Yield Strategies Fund       750       260,417         750        260,417          --            --            --
I, L.P.(4)


*   Less than 1%


(1) The total number of shares of Series A preferred stock and related shares of common stock underlying such shares of Series A preferred stock listed in this table is more than the total number of shares, in the aggregate, of Series A preferred stock and related common stock registered because certain of the Selling Stockholders may have transferred shares of Series A preferred stock in transactions exempt from the registration requirements under the Securities Act of 1933, as amended, or otherwise reduced their position prior to offering such shares pursuant to the prospectus and this prospectus supplement. The maximum number of shares of Series A preferred stock and related common stock underlying such shares of Series A preferred stock that may be offered and sold under the prospectus and this prospectus supplement may not exceed 5,750 and 1,996,528, respectively.


(2) Represents the conversion of shares of Series A preferred stock on a conversion rate of 347.2222 shares of common stock per share of preferred stock.


(3) The shares of Series A preferred stock listed in this table as being owned by Context/TQA Global Convertible Master Fund, Ltd. includes 250 shares of Series A preferred stock that were listed as being owned by TQA Master Fund, Ltd. in the table in the prospectus under the caption "Selling Stockholders." Each of Michael S. Rosen and William D. Fertig, of Context Capital Management, LLC, as Investment Advisor to

     Context/TQA Global Convertible Master Fund, Ltd., has voting and dispositive power over the shares of Series A preferred stock and shares of common stock underlying the Series A preferred stock listed on this table as being owned by Context/TQA Global Convertible Master Fund, Ltd. and, accordingly, may be deemed to beneficially own such securities.


(4) Alex Lach has voting and dispositive power over the shares of Series A preferred stock and shares of common stock underlying the Series A preferred stock listed in this table as being owned by Yield Strategies Fund I, L.P. and, accordingly, may be deemed to beneficially own such securities.